As filed with the Securities and Exchange Commission on April 29, 2005

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

P. H. Glatfelter Company

(Exact name of registrant as specified in its charter)

Pennsylvania	23-0628360

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

96 South George Street, Suite 500 York, Pennsylvania 17401	717-225-4711

(Address of Principal Executive Offices)	(Registrant’s Telephone Number, Including Area Code)

P. H. Glatfelter Company
2005 Long-Term Incentive Plan

(Full title of the plan)

John C. van Roden, Jr.
96 South George Street, Suite 500
York, Pennsylvania 17401

(Name and address of agent for service)

(717) 225-2790

(Telephone number, including area code, of agent for service)

with a copy to:
Morris Cheston, Jr., Esquire
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania 19103
(215) 665-8500

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price per	offering	registration
registered	registered (1)	share (2)	price (2)	fee

Common Stock ( $0.01 par value)	1,500,000	$11.86	$17,790,000	$2,094

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock issuable in the event the number of outstanding shares of the Company is increased by stock split, reclassification, stock dividend or the like.

(2)	Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h), the price shown is based upon the average of the high and low price of the Company’s Common Stock on April 27, 2005, as reported on the New York Stock Exchange for the Company’s Common Stock.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information required to be included in Part I of this Registration Statement will be given or sent to all persons who are granted awards based on shares of Common Stock of P. H. Glatfelter Company (“Shares”) pursuant to the P. H. Glatfelter Company 2005 Long-Term Incentive Plan (the “Plan”) as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by P. H. Glatfelter Company (the “Company”) (File No. 1-3560) or pursuant to the Securities Act are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the year ended December 31, 2004;

(b)	Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2004;

(c)	Current Reports on Form 8-K dated:

a. December 15, 2004, pursuant to Item 1.01;
b. January 31, 2005, pursuant to Items 1.01 and 9.01;
c. February 16, 2005, pursuant to Item 1.01;
d. February 21, 2005, pursuant to Item 5.02;
e. February 28, 2005, pursuant to Item 5.02;
f. March 9, 2005, pursuant to Items 5.03 and 9.01; and
g. April 27, 2005, pursuant to Items 1.01, 5.03 and 9.01.

(d)	Description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 23, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the termination of the offering, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

              Not applicable.

Item 5. Interests of Named Counsel and Experts.

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     Not applicable.

Item 6. Indemnification of Officers and Directors.

Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), permits, and in some cases requires, the indemnification of officers, directors and employees of the Company. Section 3.1 of our bylaws provides that we shall indemnify any director or officer of the Company against expenses (including legal fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by him or her, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against him or her, including actions or suits by or in the right of the Company, by reason of the fact that he or she is or was a director or officer of the Company or any of its subsidiaries or acted as a director or officer or in any other capacity on behalf of the Company or any of its subsidiaries or is or was serving at the request of the Company as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     Section 3.2 of our bylaws provides that we will pay the expenses (including attorneys’ fees and disbursements) actually and reasonably incurred in defending a proceeding on behalf of any officer or director entitled to indemnification in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that such officer or director is not entitled to be indemnified by us as authorized. The financial ability of such officer or director to make such repayment shall not be prerequisite to the making of an advance.

     As permitted by Section 1713 of the PBCL, Section 2.11 of our bylaws eliminates the personal liability of our directors for monetary damages for any action taken, or any failure to take any action, except where a director has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     We have insurance coverage for losses by past, present or future directors or officers of Glatfelter arising from claims against that person for any wrongful act (subject to certain exceptions) in his or her capacity as a director or officer of Glatfelter. The policy also provides for reimbursement to Glatfelter for indemnification given by Glatfelter, pursuant to common or statutory law or its articles of incorporation or bylaws to any such person arising from any such claim.

Item 7. Exemptions from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

4.1	P. H. Glatfelter Company 2005 Long-Term Incentive Plan.

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4.2	Form of Top Management Restricted Stock Unit Award Certificate.

4.3	Form of Non-Employee Director Restricted Stock Unit Award Certificate.

5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of the securities to be offered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5).

24	Power of Attorney (included in signature page).

Item 9. Undertakings.

          A. The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; provided further, however, that clauses (i) and (ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3 and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that

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is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of York, in the Commonwealth of Pennsylvania on April 29, 2005.

P. H. GLATFELTER COMPANY (Registrant)

By	/s/ George H. Glatfelter II

George H. Glatfelter II
Chairman and
Chief Executive Officer

     Each person whose signature appears below in so signing also makes, constitutes and appoints John C. van Roden, Jr. and John P. Jacunski, and each of them, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date	Signature	Capacity

April 29, 2005	/s/ George H. Glatfelter II	Principal Executive Officer and Director
George H. Glatfelter II
Chairman and Chief Executive Officer

April 29, 2005	/s/ John C. van Roden, Jr.	Principal Financial Officer

John C. van Roden, Jr.
Executive Vice President
and Chief Financial Officer

April 29, 2005	/s/ John P. Jacunski	Controller

John P. Jacunski
Vice President and
Corporate Controller

April 29, 2005	/s/ Kathleen A. Dahlberg	Director

Kathleen A. Dahlberg

April 29, 2005	/s/ Nicholas DeBenedictis	Director

Nicholas DeBenedictis

April 29, 2005	/s/ Richard C. Ill	Director

Richard C. Ill

April 29, 2005	/s/ J. Robert Hall	Director

J. Robert Hall

April 29, 2005	/s/ Ronald J. Naples	Director

Ronald J. Naples

April 29, 2005	/s/ Richard L. Smoot	Director

Richard L. Smoot

April 29, 2005	/s/ Lee C. Stewart	Director

Lee C. Stewart

EXHIBIT INDEX

Number	Exhibit

4.1	P. H. Glatfelter Company 2005 Long-Term Incentive Plan.

4.2	Form of Top Management Restricted Stock Unit Award Certificate.

4.3	Form of Non-Employee Director Restricted Stock Unit Award Certificate.

5	Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the legality of the securities to be offered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5).

24	Power of Attorney (included in signature page).